Exhibit 10.1

                          JOINT PARTICIPATION AGREEMENT
                               BLACKWATER PROSPECT

                             GREEN CANYON BLOCK 246

                             CENTRAL GULF OF MEXICO

This Joint Participation Agreement ("Agreement") effective this 14th day of July, 2006 will serve as the definitive agreement between Marathon Oil Company ("MOC"), Woodside Energy (USA) Inc. ("WEI") and Ridgewood Energy Corporation ("Ridgewood"), sometimes hereinafter referred to collectively as "Parties" and individually as "Party", concerning the drilling and evaluation of the Blackwater Prospect as more fully described herein.

WHEREAS, MOC and WEI represent they currently own an undivided one hundred percent of six-sixths (100% of 6/6ths) record title interest in the Outer Continental Shelf Lease OCS-G 16716, covering Green Canyon Block 246. The aforementioned Lease shall hereinafter sometimes be referred to as "GC 246" and is more fully described on Exhibit "A" attached hereto; and,

WHEREAS, MOC and WEI desire to make available to Ridgewood a collective and undivided thirty-five-percent (35%) operating rights interest in GC 246 from the surface down to 20,000' TVD ("Shallow Rights"); and, a collective and undivided ten percent (10%) operating rights interest in all depths below the Shallow Rights down to a depth of 99,999' TVD ("Deep Rights") in GC 246; and

WHEREAS, Ridgewood desires to earn from MOC and WEI the aforementioned Shallow Rights and Deep Rights by participating in and bearing a disproportionate share of the cost of the GC 246 #1 well (hereinafter referred to as the "IBW"); and

WHEREAS, the Parties desire to make the Shallow Rights and Deep Rights subject to two distinct and separate Joint Operating Agreements hereinafter referred to as the Shallow Rights OA and Deep Rights OA, respectively; and

WHEREAS, MOC and WEI have negotiated with Hess Corporation ("Hess") for Hess to release the 4th slot on the Diamond Ocean Voyager Rig ("Voyager") to enable MOC to enter into a drilling contract with Diamond Offshore to utilize said 4th slot to drill the IBW. In consideration for Hess releasing the 4th slot back to Diamond, MOC and WEI will assign to Hess an undivided thirty percent (30%) operating rights interest in the Deep Rights subject to the Deep Rights OA.

NOW, THEREFORE, in consideration of the mutual promises and covenants made herein, the Parties agree to the following terms and conditions:

     1. MOC, as Operator, has entered into that certain contract dated July 14, 2006, by and between Marathon Oil Company and Diamond Offshore under the terms of which MOC shall utilize the Voyager to drill the


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          IBW which is anticipated to commence on or about August 10, 2006. Once commenced, MOC agrees to prosecute the drilling of the IBW in a good and workmanlike manner until the IBW reaches Objective Depth as set forth in the AFE and Well Plan (attached hereto as Exhibit "B"). The IBW shall be drilled pursuant to the terms of this Agreement, the AFE and Well Plan and the Shallow Rights OA (attached hereto as Exhibit "C"). In the event there is a conflict between this Agreement and the Shallow Rights OA, this Agreement shall prevail.

     2. Concurrent with the execution of this Agreement, the Parties shall separately execute the attached Exhibit "B", AFE and Well Plan, and shall be obligated to pay the gross actual costs incurred for the IBW in the following promoted working interest percentages:

                          MOC-23.335%;
                          WEI-16.665%
                          Ridgewood-60.00%

          until the IBW has been drilled to the Objective Depth and has been tested, logged and evaluated as set forth in the AFE and Well Plan. At such time as the IBW has been drilled to Objective Depth, tested, logged and evaluated or the gross actual well costs of the IBW reach $38.5MM ("Promote Cap"), whichever occurs first, Ridgewood's disproportionate spending shall cease. Thereafter all further cost, risk and expense of the operations for the IBW or any subsequent operations proposed including sidetrack of the IBW shall be allocated and paid on a nonpromoted basis in the following working interest percentages:

                          MOC-40.0025%;
                          WEI-24.9975%
                          Ridgewood-35.00%

          Notwithstanding the above in the event that the Objective Depth is reached prior to the gross actual well costs reaching the Promote Cap, and the Parties agree to either temporarily or permanently plug and abandon the well, the Parties will pay the costs associated with either operation on the promoted working interest percentages stated above until the gross actual well cost reaches the Promote Cap at which point the remaining costs to either temporarily or permanently plug and abandon the well shall be paid on the non-promoted working interest percentages.

     3. At the earlier of either the IBW reaching Objective Depth and being evaluated as described in the AFE and Well Plan, or the gross actual well costs reach $42.6MM, Ridgewood shall have earned and be entitled to an Assignment of Operating Rights ("Assignment") from MOC and WEI covering:

               1) The Shallow Rights (to be assigned in the proportions of 26.6675% of 8/8ths from MOC and 8.3325% of 8/8ths from WEI); and


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

               2) The Deep Rights (to be assigned in the proportions of 6.667% of 8/8ths from MOC and 3.333% of 8/8ths from WEI).

          The Assignments in the Shallow Rights and the Deep Rights shall be delivered to Ridgewood no later than thirty (30) days after the release of the drilling rig from the IBW or any substitute well. Said Assignments will be made free and clear of any burdens, liens, or encumbrances, and shall be subject only to (i) this Agreement, (ii) the terms and conditions of GC 246, and (iii) the applicable Shallow Rights OA or Deep Rights OA. The Assignments shall be substantially in the form attached hereto as Exhibit "D".

     4. a) At such time as Ridgewood earns a Shallow Rights Assignment pursuant to the terms of this Agreement, the working interest percentages of the Parties in the shallow horizons and all further operations involving the IBW and Shallow Rights shall be governed by the Shallow Rights OA. The Shallow Rights working interest shall be:

                          Marathon -        40.0025%
                          Woodside --       24.9975%
                          Ridgewood --      35.0000%

     b) At such time as Ridgewood earns a Deep Rights Assignment pursuant to the terms of this Agreement, the working interest percentages of the Parties in the deep horizons and all operations involving the Deep Rights shall be governed by the Deep Rights OA, in the form of the Shallow Rights OA revised to reflect depth limitations and ownership. The Deep Rights working interest shall be:

                          Marathon -        40.002%
                          Woodside -        19.998%
                          Ridgewood -       10.000%
                          Hess              30.000%

          Once the IBW reaches Objective Depth and is evaluated as described in the AFE and Well Plan, Operator shall make a proposal, pursuant to the Shallow Rights OA, to conduct subsequent operations on the well in accordance with the Shallow Rights OA.

     5. Contemporaneously with the execution of any Assignment of interest pursuant to the terms of this Agreement, the Parties agree to execute a Ratification of the Shallow Rights OA with a revised Exhibit "A" attached thereto; and a Ratification of the Deep Rights OA with a revised Exhibit "A" attached thereto, respectively.

     6. In the event that, prior to reaching Objective Depth, the IBW should encounter shallow water flows, impenetrable substances, mechanical difficulties, pressurized shale or any other condition which renders further drilling impracticable and which cannot be overcome by reasonable and prudent operations, then and in such event MOC and/or


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

          WEI shall have the option for thirty (30) days following abandonment of the IBW to propose the drilling of a substitute well to be located and drilled in such a manner so as to achieve the same exploratory results as the IBW. If MOC and WEI mutually agree to drill a substitute well the substitute well shall be drilled. If either MOC or WEI elects not to participate in a substitute well, the substitute well shall be drilled, only if MOC or WEI agrees to assume the combined working interest of MOC and WEI and agrees to pay one hundred percent (100%) of the cost and expense of the combined working interest in the substitute well. The right to drill a substitute well(s) shall be ongoing so long as the previous well does not reach Objective Depth and each substitute well is proposed within thirty
          (30) days of abandonment of the previous well. If such substitute well is timely commenced in accordance with the Shallow Rights OA, then this Agreement shall not terminate but shall remain in full force and effect as though the substitute well was the IBW. However, all costs incurred in connection with the IBW will be carried over and added to the cost on any substitute well(s) to calculate when the Promote Cap is reached.

     7. WEI shall have the right to continue to market additional interest in GC 246 to third parties. In the event an agreement is entered into with a third party prior to the earlier of the temporary abandonment or permanent abandonment of the IBW, or any substitute therefore, any well cost reduction realized by said agreement shall be deducted solely from the net cost basis of WEI, up to a maximum 16.665% of the gross well cost in the IBW well. Thereafter, any additional well cost reduction shall accrue to the benefit of MOC at its sole discretion. MOC and WEI shall each be solely responsible for the lease interest earned by the third party associated with their applicable well cost reductions. The Parties agree that, until the earlier of the temporary or permanent abandonment of the IBW, WEI shall have a waiver of
          Article 24.1.1 (Consent to Assignment), Article 24.1.4. (Minimum Transfer of Working Interest), and Article 24.2 (Preferential Right to Purchase) of the Shallow Rights OA and the Deep Rights OA as to the possible sale of a portion of its rights in GC 246; provided that if Deep Rights are included in any such sale, WEI shall sell a minimum of a five percent (5%) interest in such Deep Rights.

          The Parties agree MOC, WEI, and Hess shall each have the separate right to market additional interest in the Deep Rights on GC 246 to third parties. The Parties agree that, until the earlier of the temporary or permanent abandonment of the initial exploratory well to test the Deep Rights, MOC, WEI and Hess shall have a waiver of Article
          24.1.1 (Consent to Assignment), and Article 24.1.4 (Minimum Transfer of Working Interest) of the Deep Rights OA; provided that any such sale shall be a minimum of five percent (5%) interest in such Deep Rights.

     8. The Parties acknowledge that there will be two separate operating agreements governing the two different ownership groups in the horizons above and below 20,000'TVD. The Parties agree to use best efforts and accepted practices in the development of the shallow and deep horizons so as not to interfere with the respective operations for each horizon if possible.

     9. The Parties acknowledge and agree that pursuant to NTL No. 2006-G10, Interim Guidelines for Moored Drilling Rig Fitness Requirements for the 2006 Hurricane Season, effective May 19, 2006, in the event the additional mooring components (anchors, chains and wires) for the Voyager become available at any time during the drilling of the IBW all Parties will pay their proportionate share of the costs for the installation of same. The cost of installation, estimated to be $4MM, shall be shared in the percentages of MOC-40.0025%, WEI-24.9975% and Ridgewood-35% and will be in addition to the attached AFE and will not be included in calculating the supplemental AFE cost overrun of the well under the Shallow Rights OA.

     10. Each Party has had the benefit of independent representation with respect to the subject matter of this Agreement. This Agreement, though drawn by one Party, shall be construed fairly and reasonably and not more strictly against one Party than another. MOC and WEI make no representations or warranties, express or implied, as to the volume of reserves, if any, present on the Lease referred to herein or the ability of said Lease to produce as a result of operations contemplated hereunder.

     11. This Agreement, and the exhibits attached and incorporated herein, contain the final and entire agreement of the Parties with respect to the subject matter of this contract. There are no representations, warranties or promises, oral or written between the Parties other than those included in this Agreement. Upon execution of this Agreement by each of the Parties, this Agreement shall supersede and replace all previous negotiations, understandings, or promises, whether written or oral, relative to the subject of this Agreement. Each of the Parties acknowledges that no Party has made any promise, representation or warranty that is not expressly stated in this Agreement. This Agreement shall not be modified or changed except by written amendment signed by each of the Parties.

     12. If any Party is a legal entity, including but not limited to, an association, corporation, joint venture, limited partnership, partnership, LLC, or trust, such Party represents to the other Parties that the execution and delivery of this Agreement and the completion of transactions contemplated herein have been duly authorized by all necessary corporate proceedings and such Party has received all necessary management approvals.

     13. This Agreement may be executed by signing the original or a counterpart hereof. If this Agreement is executed in multiple counterparts, each counterpart shall be deemed an original and all of which, when taken together, shall constitute but one and the same Agreement with the same effect as if all Parties had signed the same instrument. In the event this Agreement is circulated or executed via facsimile, the signatures of the Parties shall be deemed original and self-providing for all purposes under applicable law.


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

     14. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns, if permitted, and shall constitute a covenant running with the land and the Lease referred to herein. This Agreement does not benefit or create any rights in any person or entity not a Party to this Agreement unless specifically granted by a Party hereto pursuant to the terms contained herein.

     15. The Parties agree to comply with all applicable laws, ordinances, governmental rules, regulations and orders in connection with the Lease referred to herein and in performing their obligations and duties hereunder, including, without limitation, those pertaining to pollution control, environmental protection, securities laws and regulations, the Fair Labor Standards Act and the Occupational Safety and Health Act (as all of same may hereafter be amended). The Parties shall also, unless exempt, comply with Executive Order 11246 (Equal Employment Opportunity) effective October 24, 1965, together with all relevant governmental rules, regulations and orders promulgated pursuant thereto. The Parties agree that all provisions of said laws, ordinances, rules, regulations and orders, as applicable to the transactions contemplated in this Agreement, are deemed incorporated herein by reference.

     16. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS EXCLUSIVE OF ANY PROVISIONS THAT WOULD DIRECT THE APPLICATION OF THE SUBSTANTIVE LAW OF ANY OTHER JURISDICTION.

     17. MOC and WEI agree to protect, defend, indemnify, and hold Ridgewood and its affiliates and its officers, directors, agents, servants, and employees (collectively "Indemnitees"), harmless from and against any and all claims, demands, costs, losses, expenses (including without limitation, court costs and attorneys fees), penalties, suits and judgments of any nature whatsoever (collectively "Claims") resulting directly or indirectly from or arising out of or in connection with MOC's and WEI's ownership and/or operatorship of the Lease prior to the effective date of this Agreement, to the fullest extent which the law will allow, WHETHER CAUSED IN WHOLE OR IN PART BY THE SOLE, JOINT, OR CONCURRENT, ACTIVE OR PASSIVE, NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF THE ABOVE DESCRIBED INDEMNITEE (EXCEPTING ONLY THOSE CLAIMS CAUSED BY THE INDEMNITEE'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OR THE UNSEAWORTHINESS OF ANY VESSEL OR UNAIRWORTHINESS OF ANY AIRCRAFT.

     18. All notices, requests or demands to be given under this Agreement shall be in writing and shall be deemed to have been given (i) three
          (3) business days after being sent by registered mail or certified mail, postage prepaid, or (ii) on the day sent, if hand delivered or sent by facsimile, with receipt confirmed and verbal confirmation, in each case addressed as follows or to such other address as may have been furnished in writing to the other Parties hereto in accordance with this Section:

          If to MOC:                              If to Ridgewood:
          ---------                               ----------------
          Marathon Oil Company                    Ridgewood Energy Corporation
          P.O. Box 3128 (Mail) 77253              11700 Katy Freeway
          5555 San Felipe                         Suite 280
          Houston, TX 77056                       Houston, Texas 77079
          Attention: Mr. M. J. Koenig             Attention: Mr. W. Greg Tabor
          Office Phone: (713) 629-6600            Office Phone: (281) 293-8449
          Direct: (713) 296-3402                  Fax No.: (281) 293-7705
          Fax No.: (713) 296-4209


          If to WEI:
          -----------
          Woodside Energy (USA) Inc.
          5151 San Felipe, Suite 1200
          Houston, TX 77056
          Attention: Mr. Brad L. Dowdell
          Office Phone: (713) 401-0000
          Direct: (713) 401-0014
          Fax No.: (713) 963-8868


     19. Each of the Parties hereto shall timely execute, acknowledge and deliver to the other such further documents and take such other action, as may be reasonably requested in order to carry out the purposes of this Agreement.

     20. Notwithstanding any provisions in this Agreement to the effect that the rights and liabilities of the Parties are several and limited to each Parties' percentage working interest during the relevant period (whether promoted or non-promoted working interest percentages) and not joint nor joint and collective, for United States federal income tax purposes, the Parties elect not to be excluded from the application of subchapter K of Chapter 1, Subtitle A, of the Internal Revenue Code of 1986, as amended, and similar provisions of applicable state laws. The tax partnership created hereunder shall be governed by the Tax Partnership Provisions attached hereto as Exhibit "E".

     21. Ridgewood covenants and agrees that it shall not transfer or assign all or any portion of its rights and/or obligations under this Agreement without the written consent of MOC and WEI, which consent will not be unreasonably withheld. Any such assignment made without


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

          such written consent shall be null and void. No permitted assignment of the Agreement or any interest herein shall release Ridgewood from any liability or duty assumed hereunder or obligation accrued before such assignment without the express written agreement of MOC and WEI. Notwithstanding the above, MOC and WEI agree and acknowledge that Ridgewood may assign all or a portion of its rights and/or obligations under this Agreement, and/or any interest earned hereunder to a Ridgewood Energy drilling fund or fund(s) without the written consent of MOC and WEI.

          22. Ridgewood shall not make any releases or disclosures to any third party with respect to the matters herein, including the existence of this Agreement, without the prior written consent of MOC and WEI. However, Ridgewood may make releases or public announcements which are required in order to ,comply with applicable laws, and Ridgewood may release information regarding the basic terms of this transaction to prospective investors for its drill fund marketing efforts prior to the drilling of the IBW.

          23. If any term or provision of this Agreement is held to be invalid, illegal, or unenforceable by any rule of law or public policy, all other conditions and provisions of the Agreement shall, nevertheless, remain in full force and effect.

          24. This Agreement shall remain in full force and effect until all of the obligations hereunder have been fulfilled or have expired unless otherwise agreed by the Parties, except with respect to any indemnities which shall survive termination of this Agreement.

IN WITNESS WHEREOF, this Agreement is executed in the presence of competent witnesses by the Parties to this Agreement as of the dates set out below, but is made effective as of the date first above written.


WITNESSES:                              Marathon Oil Company

(SIGNATURE ILLEGIBLE)                   By:    /S/ M.J. Koenig
---------------------                          -----------------
(SIGNATURE ILLEGIBLE)                   Name:  M. J. Koenig
---------------------                          -----------------
                                        Title: Attorney-in-Fact
                                        Date:  July 27, 2006

WITNESSES:                              Woodside Energy (USA) Inc.

---------------------                   By:
                                               ------------------
---------------------                   Name:
                                               ------------------
                                        Title:
                                               ------------------
                                        Date:



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

WITNESSES:                              Ridgewood Energy Corporation

Randy Bennett                           By:    /s/ W. Greg Tabor
---------------------                          -----------------
                                        Name:  W. Greg Tabor
                                        Title: Executive Vice President
                                        Date:  8-2-06









     SIGNATURE PAGE TO THAT CERTAIN JOINT PARTICIPATION AGREEMENT EFFECTIVE JULY 14, 2006, BY AND AMONG MARATHON OIL COMPANY, WOODSIDE ENERGY (USA) INC. AND RIDGEWOOD ENERGY CORPORATION












     L:Blackwater:JPA MOC WEE Ridgewod Final 072606.doc





















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

                                 ACKNOWLEDGEMENT
                                 ---------------

STATE OF TEXAS:
COUNTY OF HARRIS:

On this 27th day of July 2006, before me, appeared M. J. Koenig, to me personally known, who, being by me duly sworn, did say that he is the Attorney-in-Fact for Marathon Oil Company, and that the foregoing instrument was signed on behalf of said corporation by authority of its Board of Directors, and said appearer acknowledged said instrument to be the free act and deed of said corporation.

                                                           /s/ Deborah A. Reeder
                                                           ---------------------
                                                               NOTARY PUBLIC
My Commission expires: 1-22-2010
                      ----------


                                 ACKNOWLEDGEMENT       [SEAL]
                                 ---------------

STATE OF TEXAS:
COUNTY OF HARRIS:

On this 2nd day of Aug 2006, before me, appeared W. Greg Tabor, to me personally known who, being by me duly sworn, did say the he is the Exec Vice President of Ridgewood Energy Corporation, and that the foregoing instrument was signed on behalf of said corporation by authority of its Board of Directors, and said appearer acknowledged said instrument to be the free act and deed of said corporation.

                                                           /s/ Donna Ermis
                                                           ---------------
                                                           NOTARY PUBLIC
My Commission expires: 10/1/08


                                 ACKNOWLEDGEMENT       [SEAL]
                                 ---------------

STATE OF___________:
________ OF _______:

On this ______ day of ________________ 2006, before me, appeared did say that she/he is the _________________________ for Woodside Energy (USA) Inc, and that the foregoing instrument was signed on behalf of said corporation by authority of its Board of Directors, and said appeared acknowledged said instrument to be the free act and deed of said corporation.

                                                           -------------
                                                           NOTARY PUBLIC
My Commission expires: _________________


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

                                   EXHIBIT "A"

Attached to and made a part of that certain Joint Participation Agreement effective July 14, 2006 by and between Marathon Oil Company, Woodside Energy
(USA) Inc. and Ridgewood Energy Corporation.


                              DESCRIPTION OF LEASE
                              --------------------

I.   Blackwater Prospect Oil and Gas Lease

     Federal Lease No. OCS-G 16716, effective September 1, 1996 covering all of Block 246, Green Canyon, OCS Official Protraction Diagram, NG 15-3, containing approximately 5760.00 acres.